Exhibit 10.15

AMENDMENT NO. 2

to

SPONSOR LETTER Agreement

This Amendment No. 2 to the Sponsor Letter Agreement (this “Amendment”) is made as of August 23, 2022, by and among Endurance Antarctica Partners, LLC, a Cayman Islands limited liability company (the “Sponsor”), Endurance Acquisition Corp., a Cayman Islands exempted company (the “SPAC”), and SatixFy Communications Ltd., a limited liability company organized under the laws of the State of Israel (the “Company”). Capitalized terms used, but not otherwise defined herein, shall have the meaning given to them in the BCA (as defined below).

WHEREAS, on March 8, 2022, the SPAC, the Company and certain other Persons entered into that certain Business Combination Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”);

WHEREAS, contemporaneously with the execution and delivery of the BCA, the Sponsor, the SPAC and the Company entered into that certain Sponsor Letter Agreement dated March 8, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Sponsor Letter Agreement”);

WHEREAS, pursuant to Section 15 of the Sponsor Letter Agreement, which incorporates by reference Section 8.3 of the BCA, mutatis mutandis, the Sponsor Letter Agreement may be amended or modified only by a duly authorized agreement in writing executed by each of the Parties in the same manner as the Sponsor Letter Agreement and which makes reference to the Sponsor Letter Agreement; and

WHEREAS, each of each of the Sponsor, the SPAC and the Company desire to amend the Sponsor Letter Agreement on the terms set forth in this Amendment.

NOW, THEREFORE, in consideration for the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor, the SPAC and the Company hereby agree to amend the Sponsor Letter Agreement as follows:

1.            Amendment to Section 4 of the Sponsor Letter Agreement. Section 4 of the Sponsor Letter Agreement is hereby amended and restated in its entirety to read:

“4. Forfeiture and Vesting. Notwithstanding anything to the contrary in the Business Combination Agreement, the Sponsor hereby agrees to the following:

(a) As of immediately prior to the Effective Time, but conditioned upon the Closing, Sponsor shall irrevocably forfeit and surrender to the Company, for no consideration, 800,000 Sponsor Shares, which surrendered Sponsor Shares shall thereupon be cancelled by the Company and no longer be outstanding.

(b)  If the Aggregate Transaction Proceeds at the Closing Date are less than US$115 million, then 628,000 Sponsor Shares and 2,652,000 Assumed Warrants shall be subject to the vesting provisions set forth in this Section 4(b) (each such Sponsor Interest subject to the vesting provisions set forth in this Section 4(b), the “Unvested Sponsor Interests”). Any Sponsor Interests that are not Unvested Sponsor Interests shall be considered fully vested as of the Closing Date. The Sponsor agrees that it shall not Transfer any Unvested Sponsor Interests (after giving effect to the forfeiture contemplated by the foregoing clause (a)) prior to the date such Unvested Sponsor Interests vest pursuant to this Section 4.

(i) If, at any time during the five (5) years following the Closing Date (the “Measurement Period”), the VWAP of the Company Ordinary Shares equals or exceeds US$12.50 per share for any seven (7) individual Trading Days within a period of thirty (30) consecutive Trading Days beginning at least 30 days after the Closing Date (the date when the foregoing is first satisfied, the “First Unvested Sponsor Interests Achievement Date”), then one-third of the Sponsor Shares and Assumed Warrants included in the Unvested Sponsor Interests owned by the Sponsor shall vest on the First Unvested Sponsor Interests Achievement Date.

(ii) If, at any time during the Measurement Period, the VWAP of the Company Ordinary Shares equals or exceeds US$14.00 per share for any seven (7) individual Trading Days within a period of thirty (30) consecutive Trading Days beginning at least 30 days after the Closing Date (the date when the foregoing is first satisfied, the “Second Unvested Sponsor Interests Achievement Date”), then one-third of the Sponsor Shares and Assumed Warrants included in the Unvested Sponsor Interests owned by the Sponsor shall vest on the Second Unvested Sponsor Interests Achievement Date.

(iii) If, at any time during the Measurement Period, the VWAP of the Company Ordinary Shares equals or exceeds US$15.50 per share for any seven (7) individual Trading Days within a period of thirty (30) consecutive Trading Days beginning at least 30 days after the Closing Date(the date when the foregoing is first satisfied, the “Third Unvested Sponsor Interests Achievement Date” and, together with the First Unvested Sponsor Interests Achievement Date and the Second Unvested Sponsor Interests Achievement Date, the “Unvested Sponsor Interests Achievement Dates”), then one-third of the Sponsor Shares and Assumed Warrants included in the Unvested Sponsor Interests owned by the Sponsor shall vest on the Third Unvested Sponsor Interests Achievement Date.

For all purposes of this Agreement, “Aggregate Transaction Proceeds” means an amount equal to (a) the aggregate cash proceeds to be released to SPAC from the Trust Account in connection with the transactions contemplated by the Business Combination Agreement (after, for the avoidance of doubt, giving effect to the exercise of SPAC Shareholder Redemption Rights but before release of any other funds), minus (b) SPAC Expenses, minus (c) Company Expenses, plus (d) the aggregate proceeds from the Debt Financing less cash expenses incurred by the Company and its Subsidiaries in connection with the Debt Financing, plus (e) the aggregate proceeds received by the Company pursuant to any Permitted Interim Financing from any investor with whom Sponsor or such affiliate has a material relationship and that is first identified to the Company by Sponsor or its affiliates less cash expenses incurred by the Company and its Subsidiaries in connection with such sale, plus (f) the aggregate proceeds received by the Company in connection with the Closing from the PIPE Financing, plus (g) the aggregate proceeds received by or available to the Company under the Backstop Facility, if the Backstop Facility has been entered into prior to or concurrently with the Effective Time, less cash expenses incurred by the Company and its Subsidiaries in connection therewith, plus (h) $37,500,000 attributable to securities that can be sold pursuant to the Equity Line of Credit, if the Equity Line of Credit has been entered into prior to or concurrently with the Effective Time, less cash expenses incurred by the Company and its Subsidiaries in connection therewith.

(c) In the event that there is a Change of Control during the Measurement Period, one hundred percent (100%) of the Unvested Sponsor Interests not earlier vested pursuant to Section 4(b)(i), Section 4(b)(ii), or Section 4(b)(iii) shall vest immediately prior to the closing of such Change of Control and shall no longer be subject to the provisions of this Section 4 effective as of the consummation of such Change of Control.

(d) For so long as any Unvested Sponsor Interests remains subject to the vesting pursuant to this Section 4, each holder of Unvested Sponsor Interests shall retain all of its rights as a shareholder of the Company with respect to any Unvested Sponsor Interests, including the right to dividends on, and the right to vote any, Unvested Sponsor Interests, and, to the extent that such Unvested Sponsor Interest fails to vest in accordance with this Section 4 prior to the expiration of the Measurement Period, any dividends or distributions paid or made in respect thereof shall be forfeited and repaid to the Company (net of any and all taxes paid in respect of such dividends or distributions) for no consideration, and no Person (other than the Company) shall have any further right with respect thereto.

(e) The Company Ordinary Share price targets set forth in Section 4(b)(i), Section 4(b)(ii), and Section 4(b)(iii) and the number of Unvested Sponsor Interests set forth in Section 4(b) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the Company Ordinary Shares occurring on or after the Closing Date (other than the transactions contemplated by the Business Combination Agreement).

(f) If the First Unvested Sponsor Interests Achievement Date, Second Unvested Sponsor Interests Achievement Date, Third Unvested Sponsor Interests Achievement Date or Change of Control has not occurred prior to the end of the Measurement Period, the Sponsor Interests subject to vesting upon such applicable Unvested Sponsor Interests Achievement Date or Change of Control shall be forfeited by the Sponsor.

(g) It is acknowledged and agreed that, in addition to the restrictions hereunder, the Unvested Sponsor Interests which vest in accordance with Section 4 are subject to separate restrictions on Transfer under the Shareholders’ Agreement.

(h) For the avoidance of doubt, and notwithstanding anything in the BCA, the Sponsor Letter Agreement or the Subscription Agreements to the contrary, to the extent that pursuant to the terms of the Subscription Agreements any amount of Sponsor Interests deposited into the Escrow Account (as defined in the Subscription Agreements) pursuant to Section 2 of the Subscription Agreements are released from the Escrow Account to a Subscriber pursuant to the terms of Section 2 of the Subscription Agreements (the “Forfeiture” and such forfeited Sponsor Interests, the “Forfeited Sponsor Interests”), no amount of Unvested Sponsor Interests that remain subject to vesting pursuant to Section 4 shall vest in connection with the Forfeiture of the Forfeited Sponsor Interests.”

2.            Effect of Amendments and Modifications. Except as expressly amended hereby, the Sponsor Letter Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects confirmed. Whenever the Sponsor Letter Agreement is referred to in any agreement, document or other instrument, such reference will be to the Sponsor Letter Agreement as amended by this Amendment. For the avoidance of doubt, each reference in the Sponsor Letter Agreement, as amended hereby, to “the date hereof”, the “date of this Agreement” and derivations thereof and other similar phrases shall continue to refer to March 8, 2022.

3.            Miscellaneous. Sections 8.5, 8.7, 8.10, 8.11, 8.15 and 8.16 of the BCA are incorporated herein by reference, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

ENDURANCE ANTARCTICA PARTNERS, LLC

By:	ADP Endurance, LLC
Its:	Managing Member

By:	/s/ Chandra R. Patel
Name: Chandra R. Patel
Title: Managing Director

ENDURANCE ACQUISITION CORP.

By:	/s/ Richard C. Davis
Name: Richard C. Davis
Title: Chief Executive Officer

[Signature Page to Amendment No. 2 to the Sponsor Letter Agreement]

SATIXFY COMMUNICATIONS LTD.

By:	/s/ Yoav Leibovitch
Name: Yoav Leibovitch
Title: Chief Financial Officer

[Signature Page to Amendment No. 2 to the Sponsor Letter Agreement]